Exhibit 10.1

MEMORANDUM OF UNDERSTANDING

The undersigned parties to this action (“Action”) now pending in Travis County, Texas, District Court have reached an agreement in principle providing for the settlement of the Action on the terms and subject to the conditions set forth below.

WHEREAS, on October 5, 2004, DuPont Photomasks, Inc. (“DPMI” or the “Company”), agreed to be acquired by Toppan Printing Co., Ltd.. (“Toppan”) for $27.00 in cash for each share of DPMI common stock (the “Acquisition”);

WHEREAS, thereafter plaintiff’s counsel reviewed DPMI’s public filings as well as media and analyst reports regarding DPMI and the Acquisition, and on or about October 9, 2004, filed Carpenter v. Dupont Photomasks, Inc., et al., Travis County District Court Cause No. GN 403201, as putative class action on behalf of holders of DPMI common stock naming as defendants the Company and its Board of Directors including Preston M. Adcox, Isabella C. M. Cunningham, Susan Vladuchick Sam, Robert J. Boehlke, Kevin P. Hegarty, E. James Prendergast, John C. Sargent, William T. Siegle, and Marshall C. Turner (collectively, “Defendants”);

WHEREAS, plaintiff alleges that the Acquisition constitutes a breach of the fiduciary duties owed to the class by the Defendants;

WHEREAS, on or about November 8 and 12, 2004, and March 9, 2005, Defendants filed and served their Answers to plaintiff’s Complaint, as well as Special Exceptions thereto, denying the allegations in Plaintiff’s Original Petition and alleging that plaintiff has failed to state a valid cause of action;

WHEREAS, on or about November 1, 2004, DPMI filed with the Securities and Exchange Commission (“SEC”) a Preliminary Merger Proxy Statement setting forth information concerning the Acquisition, which counsel for plaintiff reviewed and analyzed along with other public filings and media and analyst reports regarding the Acquisition;

WHEREAS, on or about December 23, 2004, plaintiff served a First Request for Production of Documents seeking documents concerning the Acquisition and related materials, and contemporaneously therewith the parties met and conferred regarding the appropriate scope of a confidentiality agreement;

WHEREAS, beginning on January 11, 2005, after agreeing on the scope of the initial document production and without waiving the right to compel or contest additional responsive documents, Defendants produced to plaintiff hundreds of pages of confidential Company documents in response to plaintiff’s First Request for Production of Documents, including Board minutes and presentations by Credit Suisse First Boston LLC (“CSFB”), the investment banker hired by Defendants in connection with the Acquisition, which plaintiff’s counsel subsequently reviewed;

WHEREAS, on or about January 28, 2005, Defendants served their objections and responses to plaintiff’s First Request for Production of Documents;

WHEREAS, on February 28, 2005, Defendants filed the Definitive Merger Proxy Statement related to the Acquisition

WHEREAS, between October 2004 and March 2005, after a detailed investigation and review of the Preliminary Merger Proxy Statement and thousands of pages of public filings and analyst and media reports, as well as hundreds of pages of documents produced by Defendants, the parties participated in negotiations which have lead DPMI to make certain additional disclosures relating to the Acquisition that were included in the Definitive Merger Proxy Statement as detailed herein;

WHEREAS, plaintiff and his counsel have determined that the settlement of the Action on the terms reflected in this Memorandum of Understanding (“MOU”) is fair, reasonable, and adequate and in the best interest of DPMI’s stockholders;

WHEREAS, Defendants deny the allegations and all other charges of wrongdoing or liability arising out of any conduct, statements, acts or omissions relating to the Acquisition that were or could be alleged in the Action, and Defendants continue to believe that the Acquisition is in the best interests of DPMI’s shareholders; and

WHEREAS, notwithstanding their belief that the allegations are without merit, Defendants have concluded that, in the interest of expediency, it is desirable that the claims against them be settled on the terms reflected in this MOU, and agreed solely in the context of settlement to make certain additional disclosures in the Definitive Merger Proxy Statement filed with the SEC and disseminated to DPMI shareholders.

NOW, THEREFORE, following discussions among counsel, there have been negotiations between the parties which have resulted in their reaching an agreement in principle providing for the settlement of the Action between and among plaintiff, for himself and the class of persons on behalf of whom the Action was brought, and Defendants on the terms and conditions set forth below (the “Settlement”).

1.             Plaintiff contends that the Preliminary Merger Proxy Statement omitted certain material information relating to DPMI and the Acquisition.  While specifically disputing and without admitting such claims, DPMI agreed to make certain additional disclosures in the Definitive Merger Proxy Statement filed with the SEC and disseminated to the DPMI shareholders, some of which were updates necessary to reflect the passage of time since the filing of the Preliminary Proxy Statement and some of which were made in recognition of the prosecution of the Action, and the extensive discussions between counsel for plaintiff and counsel for Defendants.  The supplemental disclosures agreed to as part of the Settlement that were contained in the Definitive Merger Proxy are, inter alia:

(a)           When Marshall Turner entered into an employment contract with the post-Acquisition entity and the timing of the discussions about that contract;

(b)           A statement that the options granted to the Company’s non-employee directors in November, 2004 were consistent with the terms of the applicable stock option plan;

(c)           More detail regarding the reasons why the Company decided not to conduct a “market check” prior to entering into the exclusivity agreement with Toppan.

(d)           More detail about the past investment banking services CSFB has performed for DPMI.

Plaintiff also made a request for information and a potential disclosure regarding other indications of interest after the announcement of the Acquisition in October 2004 and other contracts between DPMI employees and the post-Acquisition entity.  DPMI received this request.  No other contracts between DPMI employees and the post-Acquisition entity existed on November 1, 2004 when DPMI filed with the SEC the Preliminary Merger Proxy Statement, and no other indications of interest had been received by DPMI.  However, as of the time the Definitive Merger Proxy was filed and mailed to DPMI shareholders, no other indications of interest had been received by DPMI, and three other DPMI employees had entered into contracts with the post-Acquisition entity.  The Definitive Merger Proxy disclosed this additional information.

2.             The parties to the Action will attempt in good faith to agree upon and execute an appropriate Stipulation of Settlement (the “Stipulation”) and such other documentation as may be required to obtain final Court approval of the Settlement and the dismissal of the Action upon the terms outlined in this MOU (collectively, the “Settlement Documents”).  The Stipulation will expressly provide, inter alia, (i) for the certification as a class for settlement purposes of all persons who held DPMI stock between October 5, 2004 through and including the completion of the Acquisition, and their successors in interest and transferees (“Settlement Class”) under Texas Rule of Civil Procedure 42(b)(2); (ii) for entry of a judgment of dismissal with prejudice; and (iii) for a release and settlement of all known and unknown claims for damages, injunctive relief, or any other remedies against Defendants and their respective predecessors, successors, parents, subsidiaries, affiliates and agents (including, without limitation, any investment bankers, accountants, insurers, reinsurers or attorneys and any past, present or future officers, directors and employees of DPMI, their predecessors, successors, parents, subsidiaries, affiliates, agents, and their subsidiaries, affiliates and agents) which have been or could have been asserted by any member of the proposed Settlement Class, including class, derivative, individual or other claims, in state or federal court or in arbitration or similar proceedings, based upon, arising from, or related to any matter discussed in the Definitive Merger Proxy Statement or any disclosure related thereto or the actual or alleged acts or omissions of Defendants relating to the Acquisition, including, without limitation, any allegations of misrepresentations and/or omissions in the Definitive Merger Proxy Statement, exhibits thereto, or other disclosure related thereto, or any matter that could have been asserted in the Action (regardless of its forum) regarding breach of fiduciary duty or other duty imposed by law relating to any alleged failure to disclose material facts, inadequate investigation, valuation, conflict of interest, the fairness of the transaction, both substantively and procedurally, or other breach of the duty of care, duty of loyalty, or duty of good faith and fair dealing (the “Released Claims”).  The Stipulation shall include a waiver of the provisions of California Civil Code §1542 and any similar provision of the law of any other jurisdiction.  Plaintiff and his counsel represent that they are not aware of any alleged breaches of fiduciary duty concerning any other DPMI filings or press releases beyond those alleged in the Action.  The Stipulation will further provide that Defendants have denied and continue to deny that they have committed or attempted to commit any violations of law or breached any duty owed to DPMI or its stockholders or otherwise.  The parties shall in good faith attempt to present to the Court a motion for preliminary approval promptly following the date on which the Acquisition is consummated.  Pending final approval of this Settlement, plaintiff and his counsel shall not prosecute the Action.  The parties contemplate that confirmatory discovery, including the review of thousands of pages of additional documents and two (2) depositions, will be conducted in connection with the Settlement and they agree to cooperate with regard to the scope and timing of such discovery.

3.             Any notice of the proposed Settlement as well as a description of the supplemental disclosures related to the Acquisition that are necessary to effect a final settlement for approval by the Court shall be provided at Defendants’ expense.  The parties shall set forth the manner in which the notice requirement shall be satisfied in the Stipulation.

4.             The Settlement is subject to: (a) the drafting and execution of the Settlement Documents; (b) final Court approval of the Settlement and dismissal of the Action with prejudice and without awarding costs to any party (except as provided in ¶5 below); and (c) consummation of the Acquisition.  As employed in this MOU, “final Court approval of the Settlement” means the Court has entered an order approving the Settlement in accordance with the Settlement

Documents, and that order is finally affirmed on appeal or is no longer subject to appeal.  This MOU (including the recitals set forth above) shall be null and void and of no force and effect should any of these conditions not be met and, in that event, this MOU shall neither be deemed to prejudice in any way the positions of the parties with respect to the Action nor entitle any party to recover any costs or expenses incurred in connection with the implementation of the MOU.

5.             After agreeing to take the actions set forth above, Defendants and plaintiff negotiated the attorneys’ fees that DPMI would pay to plaintiff’s counsel.  As part of the Settlement, DPMI has agreed that it shall pay the sum of $299,000.00 to plaintiff’s counsel for their fees and reimbursement of expenses and costs.  Such fees and expenses shall be paid by DPMI within fourteen (14) days of the entry of an order by the District Court finally approving the Settlement on the terms contained in the Settlement Documents, even if such order may be subject to appeal.  In the event that the District Court’s order is reversed or modified on appeal, plaintiff’s counsel shall refund to DPMI (or the post-Acquisition entity) the advanced amount and all interest accrued or accumulated thereon consistent with such reversal or modification.  Interest shall be equal to the published rate identified as the “3-Month Treasury bill.  In addition to any other rights or remedies provided by law, DMPI or the post-Acquisition entity may recover all attorneys fees and costs expended to enforce the terms of this paragraph.

6.             While retaining their right to deny liability, the Action is being settled voluntarily by the parties after consultation with competent legal counsel.  The releases between the parties will include releases of all counsel in the Action.

7.             Plaintiff and his counsel agree to not issue any press releases or directly or indirectly make or cause to be made any public statements (including disclosures on any website)

regarding the existence or terms of the Settlement, unless necessary to complete the Settlement or is otherwise required by law.  Plaintiff and his counsel acknowledge and agree that DPMI may disclose the existence and terms of the Settlement and this MOU in any SEC filings, press releases, notices or other public statements as DPMI determines are necessary or appropriate in light of its obligations under applicable securities laws and listing requirements.

8.             This MOU may be modified or amended only by a writing signed by all of the signatories hereto.

9.             The plaintiff and his counsel represent and warrant that none of plaintiff’s claims or causes of action referred to in this MOU or that could have been alleged in the Action have been assigned, encumbered or in any manner transferred in whole or in part.

10.           Except as otherwise provided herein, this MOU shall be binding upon and shall inure to the benefit of the parties and their respective agents, successors, executors, heirs and assigns.

11.           By signing this MOU, plaintiff’s counsel represent and warrant that the named plaintiff is a stockholder of DPMI.

12.           This MOU may be executed in counterparts by any of the signatories hereto, including by telecopier, and as so executed shall constitute one agreement.

13.           Each of the attorneys executing this MOU on behalf of his/her respective client(s) hereby represents and warrants that they have full authority to do so.

14.           The parties agree to take all reasonable and necessary steps to expeditiously implement the terms of this MOU and to complete the Settlement.

Signed this 1st day of April, 2005.

COUNSEL FOR JAY CARPENTER, PLAINTIFF ON BEHALF OF HIMSELF AND THE CLASS

/s/ Rick Atwood
By: Rick Atwood

DUPONT PHOTOMASKS, INC.

/s/ Marshall Turner
By:	Marshall Turner, Chairman and Chief
Executive Officer of DuPont Photomasks, Inc.